TransEnterix Announces Repayment of Hercules Term Loan and Provides Update on AutoLap Transaction

November 8, 2019

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--TransEnterix, Inc. (NYSE American: TRXC) a medical device company that is digitizing the interface between surgeons and patients to improve minimally invasive surgery, today announced the repayment of all amounts owed under the loan agreement with Hercules Capital, Inc. (“Hercules”) (NYSE:HTGC) and provided an update on the AutoLap transaction.

“We determined it was in the best interests of the Company to pay down the debt and terminate the loan agreement to simplify our balance sheet and provide additional flexibility as the Board of Directors continues to explore the strategic and financing alternatives available to us,” said Anthony Fernando, President and Chief Executive Officer.

On November 4, 2019, the Company repaid $16.4 million to Hercules, including an approximately $1.4 million end of term fee. Effective at the time of repayment, the Hercules loan agreement was fully terminated. Hercules has released all security interests held on the assets of the Company and its subsidiaries, including, without limitation, on the intellectual property assets of the Company.

AutoLap Transaction Update

On October 15, 2019, the Company amended the previously-announced AutoLap Sale Agreement (the “AutoLap Agreement”) such that the purchase price for the AutoLap Assets of $17 million is to be paid in installments of $3 million, which was received on October 15, 2019, issuance of an irrevocable $13 million letter of credit by October 31, 2019, and $1 million to be paid by December 15, 2019.

The letter of credit was issued as required, and as of November 8, 2019, the Company believes that it has satisfied all requirements to release the letter of credit funds and has submitted the letter of credit for payment. The Company continues to anticipate receiving the final $1 million payment by December 15, 2019.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the commercialization of the Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

Forward-Looking Statements

This press release includes statements relating to repayment of the Hercules term loan and an update on the AutoLap transaction. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Company will receive the cash under the issued irrevocable letter of credit in November 2019 and the $1 million payment by December 15, 2019. For a discussion of the risks and uncertainties associated with TransEnterix and its business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
TransEnterix, Inc.
Investor Contact:
Mark Klausner, 443-213-0501
invest@transenterix.com

Or

Media Contact:
Terri Clevenger, 203-682-8297
terri.clevenger@icrinc.com